EXHIBIT 10.3
PERSONAL EMPLOYMENT AGREEMENT
THIS PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 6th day of May, 2009 by and between TopSpin Medical (Israel) Ltd. (the “Company”), and Eldad Yehieli (the “Employee”).
General
1. Position. The Employee shall serve as the Finance Manager of the Company and the Company’s parent corporation, TopSpin Medical, Inc. (the “Parent”). The Employee shall report regularly and shall be subject to the direction and control of the Company’s Chief Executive Officer or, if no person is serving in such capacity, the Company’s Board of Directors or anyone designated by it for this purpose. The Employee shall perform his duties diligently, conscientiously and in furtherance of the Company’s best interests. The Employee agrees and undertakes to inform the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company. During his employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with his position in the Company.
2. Full Time Employment. The Employee will be employed on a full time basis. The Employee shall devote his entire business time and attention to the business of the Company and shall not undertake or accept any other paid or unpaid employment or occupation or engage in any other business activity, except with the prior written consent of the Company.
3. Employee’s Representations and Warranties.
3.1. The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Employee with third parties and with respect to any permitted engagement of the Employee with any third party during the term of his engagement with the Company (for purposes hereof, such third parties shall be referred to as “Other Employers”), the Employee represents, warrants and undertakes that: (a) his engagement with the Company is and/or will not be in breach of any of his undertakings toward Other Employers, and (b) he will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employer.
3.2. The Employee acknowledges and agrees that all information technology systems of the Company to which he shall have access are the sole and exclusive property of the Company, and that all such systems are and shall be monitored by the Company regularly, at its discretion. Employee understands that he should have no expectation of privacy in his use of such systems.
Term and Termination of Employment
4. Term. The Employee’s employment by the Company will commence on May 6, 2009 (the “Commencement Date”), and shall continue until it is terminated pursuant to the terms set forth herein.
5. Termination at Will. Either party may terminate the employment relationship hereunder at any time by giving the other party 45 days prior written notice (the “Notice Period”). It is clarified that the Company is entitled to terminate this Agreement and the employment relationship with immediate effect upon a written notice to Employee and payment to the Employee of a one time amount equal to the Salary (as defined below) to which the Employee would have been entitled during the Notice Period, in lieu of such prior notice.

6. Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall be effective as of the time of notice of the same. “Cause” means (a) a material breach of this Agreement; (b) any willful failure to perform or willful failure to perform competently any of the Company’s instructions or any of the Employee’s fundamental functions or duties hereunder; (c) engagement in willful misconduct or acting in bad faith with respect to the Company, (d) conviction of a felony involving moral turpitude; or (e) any cause justifying termination or dismissal in circumstances in which the Company can deny the Employee severance payment under applicable law.
7. Notice Period; End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect, the Employee shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee’s responsibilities.
Covenants
8. Proprietary Information; Assignment of Inventions and Non-Competition. By executing this Agreement the Employee confirms and agrees to the provisions of the Company’s Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Schedule A hereto.
Salary and Additional Compensation; Insurance; Advanced Study Fund
9. Salary. The Company shall pay to the Employee as compensation for the employment services a base salary in the gross amount of NIS25,000 (the “Salary”). The parties agree that the Salary includes all payments due from the Company for any and all daily travel costs to which he may be entitled under any applicable law, collective bargaining agreements or orders, to the extent any apply. Except as specifically set forth herein, the Salary includes any and all payments to which the Employee is entitled from the Company hereunder and under any applicable law, regulation or agreement. The Salary and any other amount to be paid to the Employee by the Company under this Agreement, is to be paid to the Employee in accordance with the Company’s normal and reasonable payroll practices, after deduction of applicable taxes and like payments.
Position of Trust. The Employee agrees that Employee’s position is one that requires a special measure of personal trust and loyalty. Therefore, the provisions of the Hours of Work and Rest Law-1951 shall not apply to the Employee and the Employee shall not be entitled to any compensation for working more than the maximum number of hours per week set forth in such Law in addition to the compensation set forth in this Section 9.
10. Manager’s Insurance
10.1. The Company will insure the Employee under a “Manager’s Insurance Policy” to be selected by the Company (the “Policy”), and shall remit to the Policy as follows: (i) an amount equal to 5% of the Salary for savings and risk component; (ii) an amount equal to 8 1/3% of the Salary for severance pay component (the “Severance Pay Component”); and (iii) amount of up to 2.5% (two and half percents) of the Salary for loss of earning capacity component, (collectively, the “Company’s Contribution”). In addition, the Company shall deduct from the Employee’s Salary an amount equal to 5% of the Salary, which it shall remit to the Policy for the savings and risk component (the “Employee’s Contributions”).
10.2. The Company undertakes to transfer the Policy to the Employee within a reasonable time after termination of the Employee’s employment with the Company, whether terminated by the Company or the Employee.

10.3. The Company’s Contributions will be in lieu of the severance pay that the Employee will be entitled to in the event of his termination, all in accordance with the provisions of Section 14 of the Severance Pay Law, 5723-1963. The Employee’s signature on this Agreement represents the Employee’s agreement to the content of this section. The Company waives in advance any right it may have in the future for the return of the Company’s Contributions, or any of them, unless:
10.3.1. The Employee’s entitlement for severance pay has been deprived by a judgment, under the provisions of sections 16 or 17 of the Severance Pay Law, 5723-1963, and as long as it was so deprived; or
10.3.2. The employee has withdrawn monies from the Policy not in circumstances of death, disability or retirement at the age of 60 or more.
A copy of the Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay is attached as Schedule B to this Agreement.
10.4. The Company’s Contribution to the Policy shall be calculated solely based on the Salary, and the Employee’s entitlement to severance pay, if any, shall be calculated solely based on the Salary and no other payment, right or benefit to which the Employee is entitled under this Agreement or by law shall be taken into account in such calculations.
11. Further Education Fund. The Company together with the Employee will maintain a Further Education Fund (“Keren Hishtalmut”). Each month, the Company shall contribute to such fund an amount equal to 7.5% of the Salary and the Employee shall contribute to such fund an amount equal to 2.5% of the Salary. All of the Employee’s aforementioned contributions shall be transferred to the fund by the Company by deducting such amounts from each monthly Salary payment. Notwithstanding the aforesaid, the Employee may instruct the Company in writing to pay him directly, together with his/hers monthly Salary and after deducting the applicable taxes, the amount exceeding the income tax exempted amount. For the avoidance of doubt, no amount remitted by the Company in respect of this Section 11 shall be considered as part of the Salary for purposes of any deduction therefrom or calculation of severance pay.
Additional Benefits
12. Expenses. The Company will reimburse the Employee for business expenses borne by the Employee, provided that such expenses were approved in advance by the Company, and against valid invoices furnished by the Employee to the Company.
13. Vacation. The Employee shall be entitled to 16 paid vacation days during each year, to be taken at times subject to the reasonable approval of the Company. Up to 15 of unused vacation days may be carried forward from one year to the next and any such carried unused vacation day shall be forfeited without any payment at the end of the second year. The Employee shall not receive payment in lieu of any accrued and unused vacation days, except in the context of his termination in accordance with applicable law.
14. Sick Leave; Recuperation Pay. The Employee shall be entitled to sick leave and Recuperation Pay (“Dmei Havra’a”) pursuant to applicable law.
15. Company Car. Employee shall be entitled to the full time use of a class 2 Company car. The Company shall pay all the expenses in connection with the maintenance and use of the said car, except for the applicable tax and other payments as set forth below. Employee hereby undertakes to use the car reasonably and properly, as if he owned the car, and to return the car to Company immediately upon the termination of this Agreement. The Employee shall be liable for any and all income tax liability applicable to the Company providing him with the car. The Employee hereby covenants to pay and to bear any fine regarding parking violation, traffic violation or any other violation, and to bear any expense with respect to any trial or other proceeding thereto and Employee hereby irrevocably authorizes and instructs Company to deduct from the Salary any costs incurred due to any violation of law.

16. Options. The Employee shall be granted options to purchase up to 1,500,000 shares of Common Stock of the Parent, pursuant to the option agreement to be signed by the Employee and the Parent.
Miscellaneous
17. The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law). No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby. The preface and schedules to this Agreement constitute an integral and indivisible part hereof. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, including, without limitation, the Previous Agreement, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto. The Employee acknowledges and confirms that all terms of the Employee’s employment are personal and confidential, and undertake to keep such term in confidence and refrain from disclosing such terms to any third party.
IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

TopSpin Medical (Israel) Ltd.		Eldad Yehieli

By:	/s/ Avi Molcho	/s/ Eldad Yehieli

Avi Molcho
Title: Director

Schedule A
Name of Employee: Eldad Yehieli
ID No. of Employee:  _____
General
1. Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Schedule is attached (the “Agreement”). For purposes of any undertaking of the Employee toward the Company, the term Company shall include any subsidiaries and affiliates of the Company. The Employee’s obligations and representations and the Company’s rights under this Schedule shall apply as of the Commencement Date, regardless of the date of execution of the Agreement.
Confidentiality; Proprietary Information
2. “Proprietary Information” means confidential and proprietary information concerning the business and financial activities of the Company, including patents, patent applications, trademarks, copyrights, brand names and other intellectual property, and information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, inventions, trade secrets and industrial secrets, and also confidential commercial information such as investments, investors, employees, customers, suppliers, marketing plans, etc., all the above — whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which the Company may obtain or receive from third parties.
3. Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to Employee prior to Employee’s association with the Company, as evidenced by written records; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Schedule by Employee; (iii) reflects general skills and experience; or (iv) reflects information and data generally known in the industries or trades in which the Company operates.
4. Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.
5. Employee agrees that all Proprietary Information, and patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith shall be the sole property of the Company its subsidiaries and their assigns. At all times, both during the employment relationship and after the termination of the engagement between the parties, Employee will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company or its subsidiaries, except as may be necessary in the ordinary course of performing Employee’s duties under the Agreement.
6. Upon termination of Employee’s engagement with the Company, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee’s engagement with the Company, and will not take with his any documents or materials or copies thereof containing any Proprietary Information.
7. Employee’s undertakings set forth in Section 1 through Section 6 shall remain in full force and effect after termination of the Agreement or any renewal thereof.
Disclosure and Assignment of Inventions
8. “Inventions” means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, brand names, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectible as trade secrets; “Company Inventions” means any Inventions that are made or conceived or first reduced to practice or created by Employee, whether alone or jointly with others, during the period of Employee’s engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by Employee for the Company, or (iii) related to the field of business of the Company, or to current or anticipated research and development.

9. Employee undertakes and covenants he will promptly disclose in confidence to the Company all Inventions deemed as Company Inventions. The Employee agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of his employment by the Company, not to make any use of any intellectual property rights of any third party.
10. Employee hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that he may have in or with respect to any Company Invention.
11. Employee agrees to assist the Company, at the Company’s expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee’s engagement with the Company. Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as Employee’s agent and attorney in fact, coupled with an interest to act for and on Employee’s behalf and in Employee’s stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Employee himself.
Non-Competition
12. In consideration of Employee’s terms of employment hereunder, which include special compensation for his undertakings under this Section 12 and the following Section 13, and in order to enable the Company to effectively protect its Proprietary Information, Employee agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company.
13. Employee agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of this engagement for whatever reason, Employee will not, directly or indirectly, including personally or in any business in which Employee may be an officer, director or shareholder, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company (for purposes hereof, a “Consultant”), or was retained as an employee or a Consultant during the six months preceding termination of Employee’s employment with the Company.

Reasonableness of Protective Covenants
14. Insofar as the protective covenants set forth in this Schedule are concerned, Employee specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any of the restrictions set forth in this Schedule is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth in this Schedule to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.
Remedies for Breach
15. Employee acknowledges that the legal remedies for breach of the provisions of this Schedule may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.
Intent of Parties
16. Employee recognizes and agrees: (i) that this Schedule is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company’s business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Agreement, for Employee’s agreement to be bound by the provisions of this Schedule.

TopSpin Medical (Israel) Ltd.		Eldad Yehieli

By:	/s/ Avi Molcho	/s/ Eldad Yehieli

Avi Molcho
Title: Director

Schedule B
GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY
By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 5724-1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility of an insurance pension fund as aforesaid (hereinafter: the “Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: the “Employer’s Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:
(1) The Employer’s Payments -
(a)
to the Pension Fund are not less than 141/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 21/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;

(b)	to the Insurance Fund are not less than one of the following:
(1)
131/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 21/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(2)
11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay; In the event the employer has paid in addition to the aforegoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 21/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

(2) No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee in which -
(a)
the employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)
the employer waives in advance any right which it may have to a refund of monies from his payments, unless the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement at after the age of 60.

(3) This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.
June 9, 1998.